Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Kenvue Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”)	Other	69,438,910	$23.10	$1,604,038,821.00	0.00011020	$176,765.08
Total Offering Amounts					$1,604,038,821.00		$176,765.08
Total Fee Offsets							--
Net Fee Due							$176,765.08
(1) This registration statement on Form S-8 is being filed with the Securities and Exchange Commission by Kenvue Inc. (the “Company”) to register 69,438,910 additional shares of Common Stock which may be issued under the Company Long-Term Incentive Plan (as the same may be further amended from time to time, the “Plan”) in respect of equity awards originally issued by Johnson & Johnson that converted into equity awards under the Plan pursuant to the terms and conditions of the Employee Matters Agreement entered into between Johnson & Johnson and the Company, dated as of May 3, 2023.
(2) Related to additional shares of Common Stock to be issued pursuant to the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on September 1, 2023.